UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T.J. Rodgers, J. Daniel McCranie and Camillo Martino (collectively, “CypressFirst”) have filed a definitive proxy statement and an accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of CypressFirst’s two director nominees at the 2017 annual meeting of stockholders (the “Annual Meeting”) of Cypress Semiconductor Corporation (the “Company”).

On June 14, 2017, CypressFirst updated the text of the home page of CypressFirst.com as follows:

Welcome

CypressFirst consists of Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) Board of Directors at the 2017 Annual Meeting of Stockholders, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder.

For several months we have expressed our deep concern with the irreconcilable conflicts of interest of Cypress’s executive chairman Ray Bingham, due to his role as Founding Partner of Canyon Bridge, a Chinese government-funded private equity firm that competes directly with Cypress in M&A within the semiconductor industry. Due to our efforts, Mr. Bingham has now stepped down from the Cypress Board, thereby eliminating the conflicts of interest (see our press release of June 12, 2017).

However we continue to believe that the Cypress Board needs further change, which can be achieved by electing both CypressFirst candidates instead of re-electing incumbent director Eric Benhamou. As the Board’s lead director until he stepped down on June 11, Mr. Benhamou should be held accountable for the Board’s corporate governance failures, including the attempt to cover up the Bingham conflicts of interest.

As stockholders deeply concerned with the future of Cypress, we urge you to review the materials on this website to learn more about the exceptional qualifications of our two candidates for election at the Annual Meeting now scheduled to be held on June 20, 2017.

Vote the GOLD proxy card to join us in putting Cypress First.